Exhibit 99



[Qwest Logo]                                     [U S WEST Logo]





FOR IMMEDIATE RELEASE

Qwest Media:               Qwest Investors:      U S West Media:       U S West Investors:
Matt Barkett               Lee Wolfe             David Fish            Dave Banks
(303) 992-2085             800-567-7296          (202) 429-3127        (303) 896-3040
matt.barkett@qwest.com     IR@qwest.com          dmfish@uswest.com     dbanks@uswest.com


                   FEDERAL COMMUNICATIONS COMMISSION APPROVES
                              QWEST-U S WEST MERGER
                 --Commission Finds Merger in Public Interest--

DENVER, March 10, 2000 -- The Federal Communications Commission (FCC) today approved the merger of Qwest Communications International Inc. (NYSE: Q), the broadband Internet communications company, and U S WEST, Inc. (NYSE: USW), a leading provider of next-generation broadband and communications services. The FCC's order is contingent only on approving Qwest's plan for divestiture of in-region long-distance customers prior to merger completion.

"The FCC's prompt action reinforces our belief that this transaction creates a pro-competitive broadband Internet communications company that is committed to setting a new standard in delivering superior customer support, advanced communications services and shareowner value," said Joseph P. Nacchio, Chairman and CEO of Qwest. "I would like to thank Chairman Kennard, the commissioners and FCC staff for promptly approving our application. We are confident that the FCC will conclude quickly that our final divestiture plan meets the requirements of the Telecommunications Act."

"This is a significant milestone. The FCC's approval clears a major hurdle in our effort to assemble the first true end-to-end broadband network with global reach and local touch," said Solomon D. Trujillo, Chairman, President and CEO, U S WEST. "I think regulators understand why we proposed this merger in the first place. This isn't your typical, `more-of-the-same' merger. This is a very different, dynamic combination. It creates an aggressive competitor that will give customers more choice, and be able to extend next-generation broadband services across the nation and around the world."

The Qwest-U S WEST merger -- which is expected to close by mid-2000 -- takes a major step towards completion with this order. Today's action sends a strong signal that regulators believe U S WEST and Qwest's `vertical' merger of different but complementary firms will benefit consumers, enhance competition and speed broader deployment of advanced communications services. Last November, FCC Chairman Bill Kennard said the Qwest-U S WEST merger was being considered on a "fast track" because it was a "very different combination" from recent `horizontal' mergers of similar telecommunications firms.

Last fall, the U. S. Justice Department and the Federal Trade Commission cleared the merger, and the Securities and Exchange Commission decided not to review it. In November, shareowners of both companies overwhelmingly approved the merger. On January 7, the Public Utilities Commission in Colorado, where the two companies are headquartered, cited benefits to consumers and the public in granting quick approval for the merger. The merger awaits approval from commissions in several other states in U S WEST's service territory.


The combined company, to be named Qwest Communications International Inc., will create a communications powerhouse headquartered in Denver and employing about 64,000 people worldwide. U S WEST and Qwest will unite the nation's most innovative local, wireless and broadband communications firm with one of the world's most advanced fiber-optic networks and broadband Internet providers. Together, the two firms will have more than 3 million miles of deployed fiber in the U.S. and worldwide, 29 million customers and a local network that is 99.2 percent digitally switched.

About Qwest
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband Internet-based data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 25,500 miles in North America. In addition, KPNQwest (Nasdaq: KQIP), Qwest's European joint venture with KPN, the Dutch telecommunications company, is building and will operate a high-capacity European fiber optic, Internet-based network that will span 11,800 miles when it is completed in 2001. For more information, please visit the Qwest web site at www.qwest.com.

About U S WEST
U S WEST (NYSE: USW) is a leading broadband and communications service provider, with more than $13 billion in annual revenues. U S WEST leads the industry in deploying next-generation broadband ADSL and VDSL Internet access and data/video services; offers the nation's first and only `one-number' advanced wireless service that integrates customers' home or business phones with their wireless PCS; and provides multimedia advertising services, including Internet and print directories. The company has nearly 2 million miles of deployed fiber in the U.S., provides local exchange services to more than 25 million customers in 14 states, and provides wireless services to more than 500,000 customers and data services to more than 800,000 customers nationally. For more information about U S WEST, go to http://www.uswest.com.

================================================================================

Safe Harbor: This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest and U S WEST with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to maintain rights of way, financial risk management and future growth subject to risks, Qwest's ability to achieve Year 2000 compliance, and adverse changes in the regulatory or legislative environment, and failure to complete the merger and achieve projected synergies and financial results timely or at all. This release may include analysts' estimates and other information prepared by third parties, for which neither Qwest nor U S WEST assumes any responsibility. Qwest and U S WEST undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries. The U S WEST logo is a registration trademark of U S WEST, Inc. in the U.S.